Exhibit 16.1

March 2, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K of Aspen Exploration Corporation dated March 1, 2007.

We agree with the statements made as they pertain to our firm in paragraphs 1, 3, 4 and 5. We have no basis to agree or disagree with the statements made in paragraph 2.

Sincerely,

HEIN & ASSOCIATES LLP